UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2011
Associated Materials, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

3773 State Road, Cuyahoga Falls, Ohio		44223
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (330) 929-1811
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                 Arrangements of Certain Officers.
(b) On June 2, 2011, Thomas N. Chieffe resigned from his position as President and Chief Executive Officer, and as a director, of Associated Materials, LLC (the “Company”), and from various affiliates and subsidiaries thereof.
(c) On June 2, 2011, the board of directors (the “Board”) of the Company appointed Dana R. Snyder, who has been a director of the Company since 2010, as Interim Chief Executive Officer of the Company, effective June 2, 2011. Mr. Snyder, who is 64 years old, served as Interim President and Chief Executive Officer of the Company from July through September 2006. From December 2004 through October 2010, Mr. Snyder served as a director of AMH Holdings II, Inc., the Company’s then indirect parent company.
     Previously, Mr. Snyder was an executive with Ply Gem Industries, Inc. and The Stolle Corporation and served on the board of directors of Werner Ladder from 2004 to 2007. Mr. Snyder’s valuable experience in general management, manufacturing operations and sales and marketing adds value and extensive knowledge regarding the Company’s industry. In addition, he has experience evaluating the financial and operational performance of companies within the building products industry.
     In connection with Mr. Snyder’s appointment as Interim Chief Executive Officer of the Company, the Company has entered into an Interim Chief Executive Officer Agreement (the “Interim CEO Agreement”) with Mr. Snyder, dated as of June 2, 2011, pursuant to which Mr. Snyder will receive an annual base salary of $625,000 and will have a target annual bonus opportunity equal to 100% of his annual base salary, but with a maximum possible bonus opportunity equal to 255% of his annual base salary (which bonus will be prorated based on the number of days Mr. Snyder is actually employed by the Company in 2011). In the event that Mr. Snyder’s employment is terminated within four months of commencing employment with the Company and such termination is not due to Mr. Snyder’s voluntary resignation (other than at the request of the Board or the Chairman of the Board of the Company), Mr. Snyder will be entitled to continued payment of his base salary for the remainder of such four-month period and the prorated bonus described above will be calculated as if he had been employed for the full four-month period.
     Mr. Snyder will not be entitled to receive fees for attending Board and committee meetings while serving as Interim Chief Executive Officer and his Board retainers will be appropriately prorated for 2011 such that he will only be paid such retainers for the portion of 2011 in which he is not serving as Interim Chief Executive Officer.
     Pursuant to the Interim CEO Agreement, Mr. Snyder will be subject to restrictions on competition and solicitation during his employment with the Company and for a period of one year thereafter. The Interim CEO Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants. A copy of the Interim CEO Agreement is annexed hereto as Exhibit 10.1 and incorporated herein by reference.
     AMH Investment Holdings Corp., the indirect parent company of the Company (“Holdings”), has also determined to grant Mr. Snyder 40,000 shares of common stock of the Company, pursuant to a Restricted Stock Agreement, dated as of June 2, 2011. This stock grant will vest in full on the earliest of (i) December 2, 2011, (ii) the date on which a permanent Chief Executive Officer commences employment with the Company, or (iii) a Change in Control (as defined in Holdings’ 2010 Stock Incentive Plan) and is subject to the terms of the Restricted Stock Agreement and Holdings’ 2010 Stock

Incentive Plan. A copy of the Restricted Stock Agreement is annexed hereto as Exhibit 10.2 and incorporated herein by reference.
(e) The Company has agreed, for purposes of Mr. Chieffe’s Employment Agreement, dated October 13, 2010 (the “Employment Agreement”), to treat Mr. Chieffe’s resignation in the same manner as if he were terminated without “Cause”. In lieu of the outplacement services contemplated by the Employment Agreement, the Company has agreed to pay $30,000 to Mr. Chieffe in a single lump sum, less applicable tax withholdings.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
10.1	Interim Chief Executive Officer Agreement, dated as of June 2, 2011, between Associated Materials, LLC and Dana R. Snyder

10.2	Restricted Stock Agreement, dated as of June 2, 2011, between AMH Investment Holdings Corp. and Dana R. Snyder

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 6, 2011	ASSOCIATED MATERIALS, LLC
/s/ Stephen E. Graham
Stephen E. Graham
Vice President – Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Interim Chief Executive Officer Agreement, dated as of June 2, 2011, between Associated Materials, LLC and Dana R. Snyder

10.2	Stock Grant Agreement, dated as of June 2, 2011, between AMH Investment Holdings Corp. and Dana R. Snyder